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                                                                   EXHIBIT 10.19


                                October 19, 1995



Mr. Gordon Bridge
99 India Brook Drive
Mendham, NJ 07922

Dear Gordon:

     On behalf of the Board of Directors of CONNECT, Inc., we are pleased to offer you the position of Chairman of the Board with the following terms and conditions:

Position:      You will be nominated by QUAESTUS to serve as a Director and will be appointed Chairman of the Board of Directors at the next regularly scheduled meeting of the Board. In addition to the normal responsibilities of a director and Chairman, you will function as the top business development executive of the Company. In this business development function, you will take your direction from the CEO, Tom Kehler and will collaborate closely with the top management of the Company, and you will be responsible for: (i) identifying, negotiating and completing strategic and major account relationships with large companies that will generate revenues and otherwise advance the business objectives of the Company; (ii) articulating the mission and message of the Company to major corporations who are potential alliance partners and customers, opinion leaders, third party consultants and others of strategic value including potential shareholders and sources of finance; (iii) providing external marketing direction and support; and (iv) providing overall advice, counsel and support to the CEO and top management.

Start Date:    November 1, 1995. Your appointment will be accompanied by a press release by CONNECT, which you will have the right to review and approve.

Compensation:  Base Salary: $150,000 per year. Your salary will be reviewed on an annual basis.

               Bonus: The Compensation Committee of the Board intends to award you quarterly bonuses based on the actual completion of strategic deals and major account relationships. The amount and whether such bonuses are due will be in the sole discretion of the Compensation Committee, but as a guideline, the Compensation Committee would consider the revenue impact of the transaction; the strategic value of the customer relationship, in terms of its ability to lead to other sales and enhance the Company's visibility; the potential for generating further revenue opportunities with the customer; and how
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               closely the transaction fits within the Company's strategic focus. The maximum bonus in any calendar year would be such that your maximum total potential compensation, including bonus and base salary, would not exceed $500,000. The Committee shall review your performance once each quarter and shall make a decision on the applicable bonus for that quarter. The Committee currently consists of Richard Weening, Tom Kehler, and Richard Lussier.

               Options: You will be enrolled in the Company stock option program and receive options to purchase 390,000 shares of common stock ("the Award") of the Company which will vest and become exercisable over 36 months beginning in the first month of your employment by CONNECT. You will receive an increase in the number of option shares following the planned financing, the amount of which will be determined by the Compensation Committee and generally will be consistent with the treatment afforded other top managers of the Company. The unvested portion of the Award will vest in the event of a Change in Control, defined as (1) a situation in which the Company issues shares of stock, or there are transactions in the Company's stock, as a result of which the acquiring shareholder(s) gain the right to elect a majority of Directors to the Board of Directors, or (2) the shareholders approve a merger, consolidation, reorganization, or other transfer of shares under which the current shareholders (as of the close of the pending financing) would no longer exercise control of the Corporation. Some or all of the unvested portion of the Award may also vest in some cases upon your termination, as described below. The option price for all the shares will be the market price as determined in connection with the pending financing.

               Expenses & Support: Your reasonable business travel and related expenses will be reimbursed and you will be provided with the support of the CONNECT infrastructure including mail, phone mail, secretarial, etc.

Location:      The parties expect that you will be capable of fulfilling your duties from your current residence. This assumption will be revisited six months into the arrangement. The full out of pocket expense of any relocation (other than unusual benefits such as broker fees, points, and the like) would be reimbursed to you.

Benefits:      You will receive standard CONNECT medical and other benefits comparable to those received by other members of the management team.

Termination:   These arrangements are terminable by you or the Company at any time with or without cause. If you were to terminate the
               arrangement, or if the Company were to terminate the arrangement with cause, you will receive (1) your cash compensation earned through the date of termination, and (2) any vested options to which you are entitled through the date of notice
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               of termination. "Cause" for this purpose shall include a
               significant failure to meet performance standards mutually agreed by you and the Board at the beginning of each fiscal year.

               If you were to be terminated by the Company without cause, you would receive (1) one year's cash compensation from CONNECT, payable over time as if you remained an employee; (2) any bonuses from closed deals which the Compensation Committee determines are due to you; (3) the vested options to which you are entitled through the date of notice of termination; and (4) a percentage of the remaining unvested portion of the option Award as follows:
               (a) if the termination occurs before the first anniversary of your employment start date, 50% of the unvested options shall vest; and (b) if the termination occurs on or after the first anniversary of your employment start date, 100% of the unvested options shall vest.

     Gordon, we are pleased that we have been able to attract someone of your caliber to the CONNECT opportunity and believe that you can make a great contribution to the Company's future. We look forward to working with you to capitalize on the opportunity.

                                    Sincerely,


                                    /s/ TOM KEHLER
                                    Tom Kehler
                                    President and CEO
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                                  June 7, 1996


VIA COURIER
- -----------

Gordon Bridge
CONNECT, Inc.
515 Ellis Street
Mountain View, CA 94025

          CONNECT, Inc.
          -------------

Dear Gordon:

     This letter confirms our interpretation of the offer letter (the "Offer Letter") dated October 19, 1995 under which you were offered employment with CONNECT, Inc. (the "Company").

     First, we confirm that the terms of the Offer Letter relating to vesting of stock options upon a Change of Control and upon termination of employment apply to all stock options issued by the Company to you through the date of this letter (i.e., options on 390,000 shares issued in November 1995, options on 250,000 shares issued in January 1996 and options on 50,000 shares issued in April 1996). Second, we confirm that the Company's issuance of shares of Series F Preferred Stock in December 1995 and January 1996 and shares of Common Stock in the Company's initial public offering do not constitute a Change of Control (as defined in the Offer Letter) of the Company. In addition, these events will not be combined with any future events to mathematically trigger a Change of Control of the Company. Finally, we confirm that the vesting periods of 36 months, 72 months (subject to acceleration in certain events as set forth in the option agreement) and 72 months (subject to acceleration in certain events as set forth in the option agreement) are the agreed upon option vesting periods for your stock option grants made in November 1995, January 1996 and April 1996, respectively.

     This letter is intended to interpret the provisions of the Offer Letter. In the event the terms of this letter conflict with the terms of any other agreement or letter, including without limitation the Offer Letter, between the Company and you, the terms of this letter shall prevail.

     Please indicate your agreement with the matters indicated in this letter by signing a copy of this letter and returning it to the Company.


                               Very truly yours,

                               CONNECT, Inc.

                               By /s/ THOMAS P. KEHLER
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Agreed:   /s/ GORDON J. BRIDGE
         -------------------------
                Gordon Bridge